Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into on this 31st day of March, 2022 (the “Effective Date”), by and among RUSH ADMINISTRATIVE SERVICES, INC. (the “Company”), RUSH ENTERPRISES, INC. (“Rush Enterprises”) and DERREK WEAVER (“Executive") on the terms and conditions set forth below.

WHEREAS, the Executive has been a key executive with the Company for many years, and in recognition of that status the Executive and Rush Enterprises, the parent company of the Company, previously entered into an Executive Transition Plan on February 20, 2018 (the “Plan”), pursuant to which Executive was entitled to certain rights and bound by certain obligations, including non-competition, non-solicitation and confidentiality obligations, in connection with the termination of Executive’s employment.

WHEREAS, the Executive desires to step down from his position of Executive Vice President of the Company, Rush Enterprises and to resign all other officer positions Executive currently holds with the subsidiaries of Rush Enterprises effective as of the Effective Date.

WHEREAS, in consideration of Executive's promises and covenants as contained herein, including the Executive's agreement to release all claims against the Company and both parties’ mutual agreement to supersede the terms of the Plan, the Company desires to continue to employ Executive from and after the Effective Date, and Executive desires to be so employed by the Company, on the terms and conditions hereinafter set forth.

In consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:

1.          Resignation; Position. Executive hereby resigns from (a) his position of Executive Vice President of the Company and Rush Enterprises and (b) all other officer positions Executive currently holds with the subsidiaries of Rush Enterprises, in each case effective as of the Effective Date. Effective as of the Effective Date, Executive will continue to be employed by the Company as Special Counsel subject to the terms of this Agreement.

2.          Term and Duties. The term of this Agreement shall commence on the Effective Date, and continue until May 31, 2027, unless terminated earlier pursuant to Paragraph 11 hereof (as applicable, the “Employment Term”). Executive’s duties during the Employment Term shall include such duties as may be prescribed from time to time by the Chief Executive Officer of Rush Enterprises.

3.          Compensation. In further consideration for this Agreement and subject to Executive’s non-revocation of the release described in Paragraph 8, Executive shall be entitled to the following compensation and benefits (collectively, the “Employment Benefits”), which Executive agrees exceed the compensation and benefits to which he would be entitled absent Executive’s agreement to the covenants, conditions, and terms set forth in this Agreement:

A.

Salary. Executive shall continue to receive his current annual base salary of $517,300.80 paid in equal bimonthly installments of $21,544.20 until May 31, 2022. In addition, executive shall continue to receive the auto allowance and cell phone allowance he currently receives through May 31, 2022. Beginning on June 1, 2022, Executive shall receive an annual base salary of $360,000 paid in equal bimonthly installments of $15,000, but shall no longer receive an auto allowance or cell phone allowance. All amounts paid to Executive under this Agreement will be subject to normal and customary deductions and withholdings applicable to all employees of the Company and deductions for the employee portion of any benefits Executive elects to receive.

B.

Benefits. To the extent consistent with applicable law and the terms of the Company’s welfare and retirement plans, during the Employment Term, Executive shall be entitled to continue to receive, at the Company’s expense, all welfare and retirement plan benefits that Executive has currently elected to receive pursuant to those welfare and retirement plans that the Company offers to all of the Company’s non-exempt full-time employees. However, the Company will cease its payments of Executive’s long-term disability insurance premiums on or after May 31, 2022. The Company reserves the right to amend or cancel any welfare or retirement plan at any time in its sole discretion, subject to the terms of such plan and applicable law. Executive acknowledges and agrees that Executive will cease to participate in the Plan effective as of the Effective Date.

C.

COBRA. Upon the termination or expiration of the Employment Term, Executive, his spouse or other qualified beneficiaries, shall be eligible to commence continued medical coverage at Executive’s expenses in accordance with and for the applicable period required by COBRA.

D.

Stock Options and Restricted Stock Awards. Following the termination or expiration of the Employment Term, all then-unvested stock options and restricted stock awards previously granted to Executive will continue to vest and, in the case of stock options, may be exercised pursuant to the terms of those governing agreements as if the Executive was actively employed.

4.         Survivor Benefits. If Executive dies before receiving all payments promised to Executive under Paragraph 3.A, the Company shall accelerate the remaining base salary payments promised to Executive under Paragraph 3.A and pay that lump sum amount to Executive’s estate within 30 days of being provided a certified death certificate by the executor of Executive’s estate.

5.           Acknowledgment. Executive acknowledges that Executive would not otherwise be entitled to consideration in the amount set forth above were it not for Executive’s covenants, promises, and releases set forth in this Agreement. Executive further acknowledges and agrees that he has received all wages and other compensation or remuneration of any kind due or owed from the Company and Rush Enterprises, including but not limited to all bonuses, advances, vacation pay, expense reimbursement, severance pay, and any other incentive-based compensation to which Executive was or may become entitled or eligible. Executive further acknowledges that he has no right or guarantee to future employment with the Rush Enterprises or any of its affiliates following the termination or expiration of the Employment Term.

6.         Release by Executive.  In exchange for the consideration given to Executive by the Company and Rush Enterprises as described in this Agreement, Executive on his own behalf and on behalf of Executive's marital community, heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”) hereby voluntarily, forever and irrevocably: (A) waives, releases and discharges the Company, Rush Enterprises, their respective employees, shareholders, officers, directors, agents, attorneys, insurance carriers, parent entities, subsidiaries, divisions or affiliated organizations or corporations, whether previously or hereafter affiliated in any manner, and the respective predecessors, successors and assigns of all of the foregoing (collectively referred to hereinafter as "Released Parties"), from any and all claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees and costs of any nature whatsoever, contingent, or non-contingent, matured or unmatured, liquidated or unliquidated, whether or not known, suspected or claimed (a “Claim”), which any Releasor had, now has or may have had under the Plan, any other written agreement or arrangement between Executive and any Released Party, and pursuant to any oral agreements or arrangements between Executive and any Released Party (except Claims under the Indemnity Agreement dated January 1, 2015 between Rush Enterprises and Executive (the “Indemnity Agreement”); and (B) waives, releases and discharges the Released Parties from any and all Claims which any Releasor had, now has or may have had as of the Effective Date against the Released Parties (whether directly or indirectly) or any of them, by reason of any act or omission whatsoever, concerning any matter, cause or thing, including without limiting the generality of the foregoing, the Plan, whether arising out of any alleged violation of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or a tort, or any legal restrictions on any of employer's right to terminate employees, or any federal, state, municipal or other governmental statute, public policy, regulation or ordinance, including but not limited to the following: The Civil Rights Acts of 1866, 1964, and 1991; 42 U.S.C.§ 1981; Section 503 of the Rehabilitation Act of 1973; The Fair Labor Standards Act (including the Equal Pay Act); The Age Discrimination in Employment Act (see Paragraph 8 below for further details); The Employment Retirement Income Security Act; The Americans with Disabilities Act; The Family and Medical Leave Act; and The Immigration Reform and Control Act; the Texas Commission on Human Rights Act, Chapter 21, Texas Labor Code; and the Texas Payday Law, provided, however, the respective rights and obligations of any of the Released Parties to adhere to the terms and conditions of this Agreement are expressly excepted from Executive’s release as set forth in this paragraph.

7.          Release by Company. The Company hereby releases Executive from any and all Claims which Company had, now has or may claim to have had as of the Effective Date against Executive, by reason of any act or omission whatsoever, concerning any matter, cause or thing, including without limiting the generality of the foregoing, any Claim relating to or arising out of any alleged violation of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or a tort or any federal, state, municipal or other governmental statute.

8.          Age Discrimination Waiver. Executive acknowledges that this Agreement includes a release and waiver of any and all claims of age discrimination that Executive may have under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act. Executive understands that he is not releasing any ADEA claims that arise after Executive signs this Agreement. Further, Executive agrees to the following terms with respect to the waiver of potential age discrimination claims:

A.

Consideration for Waiver of ADEA Claims. Executive understands and agrees that the payments set forth in Paragraph 3 above are being provided, in part, in exchange for Executive’s knowing and voluntary release and waiver of all rights and claims Executive has or may have arising under the ADEA.

B.

Consideration Period. Executive acknowledges that the Company has advised him, in writing, to consult with an attorney prior to executing this Agreement, and that the Company has provided twenty-one (21) days to review and consider this Agreement before executing it. The twenty-one (21) day period to review and consider this Agreement commences on the day after receipt of this Agreement from the Company. Executive understands and agrees that, if the Agreement is executed before the end of the twenty-one (21) day period, such early execution was a knowing and voluntary waiver of Executive’s right to consider this Agreement for twenty-one (21) days.

C.

Right to Revoke ADEA Claims. The Company and Executive agree that, for a period of seven (7) calendar days following the execution of this Agreement, Executive may revoke those provisions of this Agreement which release and waive Executive’s rights and claims under the ADEA, and those provisions shall not become effective or enforceable until the revocation period has expired without Executive exercising the right to revoke. If Executive exercises the right to revoke under this provision, Executive will only be entitled to $500, and will not be entitled to any other payments, benefits or equity awards set forth in Paragraph 3 above. If Executive wishes to revoke, he must do so by confirmed delivery of written notice of revocation to W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, no later than the seventh (7th) day following Executive’s execution of this Agreement and return of all sums received pursuant to Paragraph 3 of this agreement minus $500.

D.

Binding Effect of Other Terms. All other terms and conditions of this Agreement shall be binding and enforceable immediately upon Executive’s execution of this Agreement, and shall remain effective regardless of whether Executive revokes the waiver and release of ADEA rights and claims.

9.         Non-Releasable Claims. Notwithstanding the foregoing, Executive’s release does not release any claims that Executive cannot lawfully waive. Moreover, Executive’s release does not prohibit Executive from filing a charge with the Equal Employment Opportunity Commission as long as Executive does not personally seek damages, remedies, or other relief as to any claim herein released by Executive.

10.         Restrictive Covenants. In the event that Executive breaches the restrictions set forth in this Section 10 during the Employment Term, the Company and Rush Enterprises will cease to provide any and all of the Employment Benefits, except for any COBRA coverage required to be provided by law, and all then-unvested stock options and restricted stock awards previously granted to Executive will cease to vest and, in the case of stock options, may be exercised, pursuant to the terms of those governing agreements as if the Executive was no longer actively employed.

A.	Non-Competition and Non-Solicitation.

(i)    In exchange for the consideration given to Executive by the Company and Rush Enterprises as described in this Agreement, and as a material inducement to the Company and Rush Enterprises to enter into this Agreement and to grant the compensation and other benefits set forth in Paragraph 3 hereof, Executive hereby covenants and agrees that during the Employment Term, Executive shall not, without the prior written consent of the Company, directly or indirectly, as proprietor, partner, stockholder, director, officer, employee, consultant joint venture, investor or in any other capacity, engage in or own, manage, operate or control or participate in the ownership, management, operation or control of any entity which engages in the sale, servicing, up-fitting, renting, leasing, insuring or financing of new Class 3 through 8 trucks or parts for such trucks in the United States; provided, however, that the foregoing shall not, in any event, prohibit Executive from purchasing and holding as an investment not more than one percent of any class of publicly traded securities of any entity which conducts such business, so long as Executive does not participate in any way in the management, operation or control of such entity. In addition, Executive covenants and agrees not to disparage or speak ill of the Company, Rush Enterprises, or any of their products, services, affiliates, subsidiaries, officers, directors, employees or shareholders.

(ii)    In exchange for the consideration given to Executive by the Company and Rush Enterprises as described in Section 3 of this Agreement, and as a material inducement to the Company and Rush Enterprises to enter into this Agreement and to grant the Compensation and other benefits set forth in Paragraph 3 hereof, Executive hereby covenants and agrees that during the Employment Term, the Executive shall not, without the prior written consent of the Company: (a) recruit, induce or solicit any employee or officer, directly or indirectly, of Rush Enterprises or any subsidiary of Rush Enterprises for employment or for retention as a consultant or service provider; (ii) hire or participate (with another person or entity) in the process of hiring (other than for the Company) any person who is then an employee or officer of Rush Enterprises or any subsidiary of Rush Enterprises, or provide names or other information about any employees of Rush Enterprises or any subsidiary of Rush Enterprises to any person or entity, directly or indirectly, under circumstances that could lead to the use of any such information for purposes of recruiting, soliciting or hiring; (iii) interfere, directly or indirectly, with the relationship of Rush Enterprises or any subsidiary of Rush Enterprises with any of its employees, agents, or representatives; (iv) solicit or induce, or in any manner attempt to solicit or induce, directly or indirectly, any client or customer of the Rush Enterprises or any subsidiary of Rush Enterprises (1) to cease being, or not to become, a customer of Rush Enterprises or any subsidiary of Rush Enterprises, or (2) to divert any business of such customer from Rush Enterprises or any subsidiary of Rush Enterprises; or (v) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between Rush Enterprises or any subsidiary of Rush Enterprises and any of its customers, clients, suppliers, consultants, employees, agents, or representatives.

B.	Confidentiality.

(i)         The Company has furnished and shall furnish to Executive Secret and Confidential Information. “Secret and Confidential Information” includes, without limitation, the Company’s technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by Executive alone, with others or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company’s methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company requires to be maintained in confidence for the Company’s continued business success.

(ii)         In consideration of Executive’s continuing employment with the Company and the payments and benefits hereunder, Executive shall not during the Employment Term or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Secret and Confidential Information, except as properly required in the ordinary course of the Company’s business or as directed and authorized by the Chief Executive Officer of Rush Enterprises.

(iii)         Upon the termination Executive’s employment with the Company, for any reason whatsoever, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Executive’s possession, whether prepared by Executive or others. If at any time after the termination of employment, Executive determines that he has any Secret and Confidential Information in his possession or control, Executive shall immediately return to the Company all such Secret and Confidential Information in Executive’s possession or control, including all copies and portions thereof.

                        C.        Non-Disparagement. The Company agrees that it will use commercially reasonable efforts to cause that the following employees will not disparage Executive in a manner that is harmful to Executive’s personal reputation while they remain employed by Rush Enterprises or any of its subsidiaries: any executive officer (as defined under 17 C.F.R. 240.3b-7) of Rush Enterprises as of the Effective Date. Nothing in this Paragraph 10 shall prohibit Executive or the Company or Rush Enterprises (including the aforementioned employees) from (i) providing truthful information in response to a subpoena or other legal process, or (ii) cooperating with government agencies or responding to an internal investigation or regulatory investigation.

11.         Termination; Survival. This Agreement and Executive’s employment with the Company will automatically terminate on the first to occur of: (i) May 31, 2027, (ii) Executive’s voluntarily resignation by written notice to the Chief Executive Officer of Rush Enterprises, (iii) Executive’s death, or (iv) the Company’s decision to terminate Executive’s employment for “Cause” (defined below); provided, however, that upon termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement. For purposes of this Agreement, “Cause” shall mean Executive’s breach of any of his covenants or obligations under Paragraph 10 of this Agreement. Executive understands and agrees that the Company and Rush Enterprises shall have the right to cease any and all Employment Benefits immediately upon or any time following Executive’s termination for Cause or Executive’s voluntary resignation, except for any COBRA coverage required to be provided by law, and all then-unvested stock options and restricted stock awards previously granted to Executive will cease to vest and, in the case of vested stock options, may be exercised, pursuant to the terms of those governing agreements as if the Executive was no longer actively employed.

12.         Protected Rights. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state, or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information to any Government Agencies, without notice to the Company. In addition, Executive understands that this Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

13.         Cooperation. During the Employment Term, Executive agrees to reasonably cooperate with Rush Enterprises, its subsidiaries and affiliates: (A) concerning requests for information about the business of the Company or its subsidiaries or affiliates or Executive’s involvement and participation therein; (B) in connection with any investigation or review by Rush Enterprises, its subsidiaries and affiliates or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission); and (C) in connection with any formal or informal legal matters in which Executive is named as a party or of which Executive has specific and relevant knowledge or documents. Executive understands that he will receive no additional compensation for his cooperation (including, without limitation, responding to any discovery request, deposition notice or subpoena for testimony). In all cases, however, Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur at the specific request of Rush Enterprises, its subsidiaries and affiliates.

14.         Entire Agreement. This Agreement embodies the entire agreement of all the parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement (including, without limitation, the Plan), except the Indemnity Agreement, which remains in effect. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

15.          Independent Advice; Adequate Investigation.

(a)         Each of the parties has received prior independent legal advice (or the opportunity to do so) from legal counsel of its or his choice with respect to the advisability of executing this Agreement. Each party’s attorney has reviewed this Agreement (or had the opportunity to do so) to indicate that the attorney approved this Agreement as to its form and substance.

(b)         EACH OF THE PARTIES HAS READ THIS AGREEMENT CAREFULLY, KNOWS AND UNDERSTANDS THE CONTENTS OF THIS AGREEMENT, AND HAS MADE SUCH INVESTIGATION OF ALL FACTS AND MATTERS PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT AS EACH PARTY DEEMS NECESSARY OR DESIRABLE. THIS AGREEMENT WILL BE FINAL AND BINDING UPON THE PARTIES REGARDLESS OF ANY CLAIMS OF MISTAKE OF FACT OR LAW OR ANY OTHER CIRCUMSTANCES WHATSOEVER, AND MAY NOT BE SET ASIDE FOR ANY REASON WHATSOEVER.

16.       No Representation of Taxability. Except for all employment taxes, which the Company is responsible for withholding and remitting, Executive understands and agrees that he is responsible for payment of any taxes which are required to be paid to the State of Texas, the United States Treasury, or any other entity as a result of the payments herein. Executive acknowledges that no representations regarding the tax consequences of the payments have been made by the Company or Rush Enterprises. Executive agrees that in the event that some federal, state or local agency takes the position that additional taxes should have been withheld from amounts paid pursuant to this Agreement, that Executive will be solely responsible for payment of any such alleged tax obligations and will indemnify and hold the Company, Rush Enterprises and its affiliates harmless from any resulting tax liability, interest, attorneys’ fees directly attributable to Executive's failure and refusal to pay tax, interest or penalties on the settlement amount, or penalties associated therewith.

17.         No Assignment of Rights. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Executive shall defend, indemnify and hold harmless Rush Enterprises and all of its subsidiaries from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

18.        Costs, Law, Admissions, Voluntary. Executive, Company and Rush Enterprises agree that in the event Executive, Company or Rush Enterprises breaches any provision of this Agreement, the breaching party shall pay all costs and attorney's fees incurred in conjunction with enforcement of this Agreement by the non-breaching party, to the extent permitted by law. This Agreement shall be interpreted under the laws of the State of Texas, both as to interpretation and performance. It is understood and agreed by the parties that this Agreement represents a compromise and settlement for various matters and that the promises and payments and consideration of this Agreement shall not be construed as an admission of any liability or obligation by either party to the other party or any other person. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

19.         Arbitration. If a dispute arises out of or relates to this Agreement or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation. Any controversy or dispute arising out of or relating to this Agreement not resolved by negotiation or mediation shall be resolved by binding arbitration administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures, subject to the requirements of this section. The arbitration shall take place in San Antonio, Texas. The arbitrator(s) may not award punitive or other damages not measured by the prevailing party’s actual damages. Each party shall bear its own costs, fees, and expenses of arbitration. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration proceedings and award shall be maintained by the parties as strictly confidential, except as is otherwise required by court order or as is necessary to confirm, vacate or enforce the award.

20.        Network Access and Laptop Computer. To enable Executive to perform his obligations under this Agreement, unless access is terminated by the Company, Executive will be provided with a laptop computer and access to the Company’s network throughout the Employment Term. In the event that Executive’s laptop needs to be replaced for any reason, the Company will replace Executive’s laptop. Executive will return the laptop to the Company when network access is terminated.

21.         Access to Facilities. To enable Executive to perform his obligations under this Agreement, Executive will be provided with access to Rush Enterprises corporate headquarters and the offices of Rush Truck Insurance Services in San Antonio, Texas until access is terminated by the Company.

22.         General. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

23.         Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns.

24.         Construction. This Agreement is the product of arms-length negotiations and is considered to be jointly drafted. As such, it shall not be construed against any party because that party caused it to be reduced to a written instrument.

25.         Partial Invalidity. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

26.         Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times. No waiver shall be binding unless in writing and signed by the party waiving the breach.

27.        Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date set forth above.

RUSH ADMINISTRATIVE SERVICES, INC.

By: /s/ W.M. “Rusty” Rush
           W.M. “Rusty” Rush,

           Chief Executive Officer and President

RUSH ENTERPRISES, INC.

By: /s/ W.M. “Rusty” Rush
           W.M. “Rusty” Rush,

           Chief Executive Officer and President

/s/ Derrek Weaver

     Derrek Weaver